Exhibit 99.2
TOREADOR RESOURCES APPROVED FOR LISTING
ON NYSE EURONEXT PARIS
Secondary Listing Increases Accessibility for Investors in European Markets
Reflects Toreador’s European Footprint
PARIS, FRANCE — December 14, 2010 — Toreador Resources Corporation (NASDAQ: TRGL) today announced that the French Autorité des Marchés Financiers approved on December 13, 2010 the Company’s prospectus for admission of its common stock to listing and trading on the Professional Segment of NYSE Euronext in Paris (“Euronext”).
Toreador’s common stock will continue to trade on the NASDAQ Global Market under the ticker symbol “TRGL,” and Toreador’s common stock will begin trading on Euronext in Paris under the ticker symbol “TOR” on December 17, 2010, and trading will be conducted in Euros. The secondary listing announced today will not alter Toreador’s share count or capital structure.
Craig McKenzie, President and CEO of Toreador, said “Through a cross-listing on the Euronext and NASDAQ exchanges, we are offering European investors increased accessibility to Toreador while improving the liquidity of Toreador’s shares. Having moved our headquarters from Dallas, Texas to Paris, France in June 2009 and successfully restructuring our portfolio to focus on the Paris Basin shale oil, this secondary listing is the next logical step in our effort to create a European-focused E&P company. “
On December 13, 2010, Euronext Paris S.A.’s Board of Directors has approved Toreador’s application for listing and trading of its common stock on Euronext, and the AMF has granted visa number 10-435, dated December 13, 2010, on the prospectus. This prospectus has been prepared by Toreador Resources, and its signatories accept the responsibility for its contents. The attention of investors is drawn to the risk factors described in the prospectus. Copies of this prospectus may be obtained free of charge from Toreador Resources Corporation, 9 rue Scribe, 75009 Paris France. The prospectus is also available on the websites of Toreador (www.toreador.net) and the AMF (www.amf-france.org).
ABOUT TOREADOR
Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil properties in France. The company’s website, www.toreador.net, provides more information about Toreador.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact:
Marion Bougeard
Euro RSCG
T: +33 1 58 47 95 19
marion.bougeard@euroscg.fr
Shirley Z. Anderson, Corporate Secretary
Toreador Resources Corporation
T: +1 469 364-8531